Exhibit 23

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-143959, 333-165841 and 333-171251) of AspenBio Pharma, Inc., of our report dated April 14, 2011, on the financial statements and effectiveness of internal control over financial reporting of AspenBio Pharma, Inc., which appears on page 31 in this Annual Report on Form 10-K of AspenBio Pharma, Inc. for the year ended December 31, 2010.

/s/ GHP HORWATH, P.C.
Denver, Colorado

April 14, 2011